Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]
June 17, 2021

CTI BioPharma Corp.
3101 Western Avenue, Suite 800
Seattle, Washington 98121

Re:    CTI BioPharma Corp. Registration Statement on Form S-8
Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of CTI BioPharma Corp., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 6,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), under the CTI BioPharma Corp. Amended and Restated 2017 Equity Incentive Plan (the “Equity Plan”), 800,000 Shares under the CTI BioPharma Corp. Amended and Restated 2007 Employee Stock Purchase Plan (the “ESPP”) and 1,097,000 Shares that are subject to outstanding option awards that were granted to newly hired employees as inducement to the employees' acceptance of employment with the Company.

    We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Equity Plan or the ESPP that would expand, modify or otherwise affect the terms of the Equity Plan or the ESPP or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

    Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Equity Plan and the ESPP and against payment therefor in accordance with the terms of the form of agreement documenting the awards under which the Shares may be issued, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP